Discussion of Business Combinations

Mid Cap Fund

Effective May 1, 2010, the assets of the Mid Cap Growth Fund were reorganized into the Mid Cap Value Fund and, together, renamed the Mid Cap Fund. The legal survivor of the business combination was the Mid Cap Value Fund; the accounting survivor was the Mid Cap Growth Fund. The combined net assets of the Mid Cap Fund after the reorganization were $437,463,154. Under the plan of reorganization, the following shares were exchanged:

Exchanged from:
Mid Cap Growth Class I
49,872,030.322 Shares
Mid Cap Growth Class II
560,785.285 Shares

Exchanged for:
Mid Cap Value Class I
18,732,679.964 Shares
Mid Cap Value Class II
210,203.526 Shares

Per share Conversion Ratio

Mid Cap Value Class I - 0.3756
Mid Cap Value Class II - 0.3748


Small Cap Fund

Effective May 1, 2010, the assets of the Small Cap Growth Fund were reorganized into the Small Cap Value Fund and, together, renamed the Small Cap Fund. The combined net assets of the Small Cap Fund after the reorganization were $15,374,776. Under the plan of reorganization, the following shares were exchanged:

Exchanged from:
Small Cap Growth Class I
696,430.677 Shares
Small Cap Growth Class II
984.266 Shares

Exchanged for:
Small Cap Value Class I
508,434.004 Shares
Small Cap Value Class II
717.312 Shares

Per Share Conversion Ratio
Small Cap Value Class I - 0.7301
Small Cap Value Class II - 0.7288


International Stock Fund

Effective May 1, 2010, the assets of the Global Securities Fund merged with and into the International Stock Fund. The combined net assets of the International Fund after the merger were $112,730,616. Under the plan of reorganization, the following shares were exchanged:

Exchanged from:
Global Securities Class I
4,649,016.917 Shares
Global Securities Class II
149,488.534 Shares

Exchanged for:
International Stock Class I
3,385,631.044 Shares
International Stock Class II
108,859.748 Shares

Per Share Conversion Ratio
International Stock Class I - 0.7282
International Stock Class II - 0.7282